EXHIBIT
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-195969 on Form S-8 of our report dated February 26, 2015, relating to the consolidated financial statements of PBF Logistics LP and subsidiaries (which report expresses an unqualified opinion including an explanatory paragraph referring to the retrospective effect given for the Partnership’s acquisitions of the entities under common control and the portion of the consolidated financial statements for the three years in the period ended December 31, 2014 attributed to PBF MLP Predecessor, Delaware City West Heavy Crude Unloading Rack, and Toledo Storage Facility being prepared from the separate records maintained by PBF Energy Inc. and subsidiaries which may not necessarily be indicative of the conditions that would have existed or results of operations if these entities had been operated as unaffiliated entities) appearing in this Annual Report on Form 10-K of PBF Logistics LP for the year ended December 31, 2014.

/s/ Deloitte & Touche

Parsippany, New Jersey
February 26, 2015